                               EMPLOYMENT CONTRACT
                               (Senior Executive)


         THIS AGREEMENT, entered into and effective as of the ____ day of __________, ______, by and between FLEETWOOD ENTERPRISES, INC., a Delaware corporation (herein called "Company"), and __________________________ ____________ (herein called "Associate").

                                   WITNESSETH

         In consideration of the mutual promises and agreements of the parties hereto, and other valuable consideration, the parties agree as follows;

         1. EMPLOYMENT. The Company hereby employs Associate to perform the duties and render the services customarily required for the position hereinafter set forth, and Associate hereby accepts said employment and agrees faithfully to perform said duties and render said services, subject to the terms and conditions of this Agreement and the policies and procedures of the Company.

         2. DUTIES. Associate agrees to perform such duties as may be required in the position of ______________________________________ and shall be familiar with and carry out the Company's policies and procedures.

         3. SALARY. As partial compensation for services to be rendered, the Company agrees to pay Associate a monthly salary to be determined by the Company and communicated to Associate in writing. Such salary shall be prorated to cover the appropriate portion of a month in the event the term of this Agreement shall not be coterminous with the calendar month.

         4. INCENTIVE COMPENSATION. As additional compensation to provide incentives for Associate to extend efforts which will assist in increasing the profits of the Company, Associate shall be eligible to receive incentive compensation in accordance with the terms and conditions of the Company's Senior Executive Incentive Compensation Plan (the "Plan"), as the Plan has been established by the Company and as it may be revised from time to time. A copy of the Plan shall be delivered to Associate along with this Agreement and a copy of any revisions shall be provided to Associate when such revisions become effective. Associate shall have ______ participation points in the Plan. Associate's participation in the Plan and the number of participant points are subject to revision or adjustment by the Compensation Committee of the Company's Board of Directors at the Committee's discretion.

         5. EXCLUSIVE SERVICE. Associate agrees that, while employed by the Company, Associate's entire time and best efforts will be devoted to the performance of the duties specified hereunder, it being understood that the Company shall be entitled to and Associate agrees to give exclusive service to the Company. Associate specifically agrees, while employed by the Company, not to participate in the


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organization or operation of any competing business and to promptly disclose to the Company any plans which Associate may have to engage in any competitive business.

         6. CONFIDENTIAL INFORMATION. Associate agrees, both during and after Associate's employment with the Company, to maintain in strict confidence all information, knowledge and data acquired by or communicated to Associate while in the Company's employ relating to business matters, methods, processes and devices used or manufactured or under consideration for use or manufacture, by the Company, excepting only such information as shall be authorized by the Company as permissible disclosure in connection with the performance of Associate's duties.

         7. INVENTIONS. Associate agrees that the Company shall have the entire right, title and interest to each and every discovery, improvement or invention developed by Associate during the term of this Agreement which are related to Associate's employment by the Company. Associate will cooperate fully with the Company as requested by the Company in preparing and executing documents as may be required to enable the Company to document evidence of such title and obtain any legal protections as the Company may desire.

         8. AT WILL EMPLOYMENT. Associate acknowledges and agrees that his employment with the Company is expressly "at will." This means that either party may terminate Associate's employment for any reason with or without cause. Any termination of Associate's employment is, however, subject to the terms and provisions of Sections 10 and 11 of this Agreement relating to the payments of Earned Severance Benefits and Severance Payments (both as defined herein) and certain employee benefits.

         9. SEVERANCE PROVISIONS - DEFINITIONS. For purposes of Sections 10 and 11 hereof, the following definitions shall apply:

                  ACTIVELY PARTICIPATED with respect to an Unapproved Change of Control shall mean an Associate undertaking any affirmative conduct, not specifically approved by a majority of the Disinterested Directors, which provides assistance to persons seeking to complete a transaction or series of transactions which results or could result in an Unapproved Change of Control. A majority of the Disinterested Directors shall have the absolute discretion to determine whether or not the Associate Actively Participated in a transaction or series of transactions which results or could result in a Change of Control.

             ADVERSE CHANGE IN EMPLOYMENT CIRCUMSTANCES shall mean:

                           (i) any material adverse change in Associate's compensation or employment benefits (other than through the normal operation of the Company's incentive compensation plan);

                           (ii) any material reduction of the duties or responsibilities of Associate;


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                           (iii)    any mandatory change in the geographic
                                    location of Associate's principal place of business; or

                           (iv) any obvious bad faith by the Company in dealing with Associate's employment conditions.

                  CHANGE OF CONTROL shall mean circumstances under which:

                           (i) a third person including a "Group," as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires capital stock of the Company having 25 percent (25%) or more of the total number of votes that may be cast for the election of directors of the Company; or

                           (ii) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of any of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction (or their successors approved by such directors) shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

                  DISINTERESTED DIRECTOR shall mean any member of the Board of Directors of the Company who is unaffiliated with any person (or person affiliated with such person) whose beneficial ownership of the Company's capital stock contributes to the Change of Control.

                  EARNED SEVERANCE BENEFIT shall mean an amount equal to (i) 20% of the Maximum Severance Benefit, multiplied by (ii) the number of full consecutive years that Associate has been continuously employed by the Company or its subsidiaries, but not to exceed five.

                  EMPLOYMENT TERMINATION shall mean the cessation of Associate's employment by the Company or any subsidiary of the Company (other than as a result of Associate's death or permanent disability) which is not promptly followed by re-employment of Associate by the Company or any subsidiary of the Company.

                  GOOD CAUSE shall mean:

                           (i) the willful and continued failure by Associate to substantially perform his duties hereunder (other than due to incapacity from physical or mental illness);

                           (ii)     gross misconduct which is or could
                                    reasonably be expected to become materially injurious to the Company, including, without limitation, fraud, sexual harassment or misappropriation of Company property or unauthorized disclosure of confidential information;


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                           (iii)    an act or acts of dishonesty on the part of
                                    Associate constituting a felony under the laws of the United States or any state thereof; or

                           (iv) dishonesty resulting, or intending to result, directly or indirectly, in gain or personal enrichment at the expense of the Company.

                  MAXIMUM SEVERANCE BENEFIT shall mean an amount equal to one dollar less than three times the average annual compensation, (including salary, incentive compensation and long-term incentive compensation) payable by the Company and includable in the gross income of Associate for federal income tax purposes, (whether or not deferred by Associate in accordance with the Company's Deferred Compensation Plan) for the three fiscal years of the Company ending before the date on which a Change of Control occurs (or such portion of such three-year period during which Associate was employed by the Company).

                  SEVERANCE PAYMENT shall mean amounts payable to Associate pursuant to Section 11(a) hereof.

                  TERMINATION DATE shall mean the effective date of Employment Termination.

                  UNAPPROVED CHANGE OF CONTROL shall mean any Change of Control not approved by a majority of the Disinterested Directors of the Company.

         10. SEVERANCE IN CONNECTION WITH A CHANGE OF CONTROL.

                  (a) PAYMENT OF BENEFITS. In the event that:

                           (i) during the three (3) year period following a Change of Control (a) the Company initiates an Employment Termination for reasons which do not constitute Good Cause; or (b) the Associate initiates an Employment Termination for any reason after Associate suffers an Adverse Change in Employment Circumstances, or after the Company adversely changes the incentive compensation plan benefits payable or to be payable in the future to Associate; or

                           (ii) during the one (1) year period following a Change of Control the Associate initiates an Employment Termination for any reason by notifying the Company in writing that such Employment Termination is pursuant to this provision;

then the Company shall, within thirty (30) days after the date of such Employment Termination, pay the Earned Severance Benefit to which Associate is entitled, up to the amount of the Maximum Severance Benefit. Notwithstanding the foregoing, Associate


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shall be ineligible to receive the Earned Severance Benefit otherwise payable hereunder if Associate Actively Participated in any transaction giving rise or relating to any Unapproved Change of Control.

                  (b) GROSS-UP PAYMENT. If Associate becomes entitled to payments in the nature of compensation, including without limitation the Earned Severance Benefit, all salaries, bonuses, severance pay, fringe benefits and the accelerated vesting of options or other equity-based compensation that constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor statute then in effect (collectively, the "Aggregate Change of Control Payments"), then the Company shall pay an additional amount (the "Gross-Up Payment") to Associate at the time specified in the following paragraph. The Gross-Up Payment shall be equal to the amount necessary so that the net amount of the Aggregate Change of Control Payments retained by Associate, after subtracting the parachute excise tax imposed by Section 4999 of the Code, as amended, or any successor statute then in effect (the "Excise Tax"), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount of the Aggregate Change in Control Payments that Associate would have retained if no Excise Tax has been imposed and no Gross-Up Payment had been paid. The amount of the Gross-Up Payment shall be determined in good faith by independent accountants or tax counsel selected by the Company and acceptable to Associate, who shall apply the following assumptions: (i) Associate shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and
(ii) Associate shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of Associate's residence as of the Termination Date, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes.

                  The Gross-Up Payment shall be made within twenty business days after the effective date of Associate's termination or resignation, provided that if the Gross-Up Payment cannot be determined within that time, the Company shall pay Associate within that time an estimate, determined in good faith by the Company, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 60th day after the effective date of Associate's termination or resignation. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by Associate within five business days after written demand.

                  If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, the Company shall make an additional gross-up payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined."


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                  (c) TAX RETURN ASSISTANCE. The Company, at its expense, agrees to supply Associate with advice from competent tax counsel with respect to whether Associate should reflect and pay Excise Tax relating to the period or periods in which Associate received payments or benefits under this Agreement which may result in the imposition of the Excise Tax. Associate agrees to notify the Company in a timely manner in the event of any audit by the IRS or any state taxing authority in which the IRS or the state taxing authority determines that such Excise Tax should be assessed against Associate and the Company agrees to assist Associate in contesting any proposed assessment with respect to such Excise Tax.

         11. SEVERANCE FOR TERMINATION NOT IN CONNECTION WITH A CHANGE OF
CONTROL.

                  (a) COMPANY OBLIGATION. If the provisions of Section 10 hereof do not apply and Associate suffers an Employment Termination for reasons other than Good Cause, or if Associate terminates his employment within 90 days after Associate suffers an Adverse Change in Employment Circumstances, and in consideration of Associate's compliance with his obligations under subsection
(f) below and Associate's execution of a general release in favor of the Company and its affiliates, officers and directors, the Company shall pay Associate an amount equal to ___% of the aggregate of Associate's salary, incentive compensation and long-term incentive compensation which was payable for the eight fiscal quarters prior to Associate's Termination Date and Associate shall be entitled to the other benefits provided for in this Section 11.

                  (b) PAYMENT OF SEVERANCE PAYMENT. The Severance Payment shall be paid in four equal installments, the first of which shall be paid within thirty (30) days after the Termination Date. The other three installments will be paid (together with accrued interest at the base rate of the Bank of America, as adjusted when such rate is changed) six months, twelve months and twenty-four months after the Termination Date, respectively. Associate agrees that in the event that Associate breaches any provision of subsection (f) below or the general release, his right to receive future installments of the Severance Payment shall terminate as of the date of such breach.

                  (c) CONTINUATION OF BENEFITS. The Company, at its expense, shall continue health, insurance and other welfare benefits and contributions to the applicable retirement plan(s) for the benefit of Associate and his family at the same level as would have occurred had there been no Employment Termination for the period until the date the final installment of the Severance Payment is paid. Associate thereafter shall be entitled to exercise his rights to continue insurance pursuant to the Company's policies relating to insurance continuation upon termination of employment. If Associate becomes reemployed with another employer and is eligible to receive health or other welfare benefits from such other employer, the benefits provided hereunder shall be secondary to those provided under such other plan during the period of dual eligibility. Associate's stock options as of the Termination Date shall continue to remain outstanding (unless exercised by Associate) for 36 months following Associate's Termination Date.


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                  (d) OUTPLACEMENT SERVICES. The Company shall reimburse
Associate for outplacement services incurred by Associate at a cost not to exceed $15,000. Associate's Severance Payment hereunder shall not be reduced by amounts earned by Associate after the Termination Date.

                  (e) DEATH OR DISABILITY. In the event that Associate's employment by the Company is terminated by reason of Associate's death or permanent disability, i.e., the inability of the Associate to perform his job duties on account of incapacity from physical or mental illness, the Company shall have no obligation to pay any Severance Payment.

                  (f) NON-COMPETITION. In consideration for his entitlement to receive the Severance Payment, Associate agrees that for a period of twenty four months following the Termination Date, Associate will not engage, directly or indirectly, as an individual or representative or employee of others, in the business of designing, manufacturing or selling products in competition with the Company or any of its subsidiaries in any geographic area where the Company or such subsidiary is doing business.

         12. ASSIGNMENT. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. As this Agreement is based upon Associate's unique abilities and personal confidence in Associate, Associate shall have no right to assign this Agreement or any rights hereunder without the written consent of the Company.

         13. GOVERNMENTAL REGULATION. The provisions of this Agreement are subject to compliance with any governmental regulations, and the Company may, in its discretion, determine that the effect of such regulations may require adjustment in the amount of incentive compensation which the Company shall pay Associate under this Agreement.

         14. SEVERABILITY. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         15. GOVERNING LAW. This Agreement shall be interpreted in accordance with the laws of the state of Delaware.

         16. ARBITRATION OF DISPUTES. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation of this Agreement, which the parties are unable to resolve, shall be finally resolved and settled exclusively by binding arbitration in Riverside, California by a single arbitrator acting under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. If the parties cannot agree upon an arbitrator from the panel provided by the AAA, then each party shall choose its own independent representative and such representatives shall choose the arbitrator within thirty days of the date of the selection of the first independent representative. The


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parties hereby recognize and consent to the jurisdiction of the courts of the state of California as the sole jurisdiction for enforcement of the arbitration award.

         Associate's legal expenses, including reasonable attorneys' fees, shall be reimbursed to Associate if an award is rendered in favor of Associate or if the arbitrator finds that Associate acted in good faith in demanding arbitration of any such dispute.

         17. PRIOR CONTRACTS. Any prior contract or agreement between the Company and Associate shall hereby be canceled and shall be of no further force or effect.

         IN WITNESS WHEREOF, Associate has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.




                                        -------------------------------
                                        Associate

                                        FLEETWOOD ENTERPRISES, INC.
                                        (a Delaware corporation)


                                        By:
                                            ---------------------------


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